SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Varsity Brands, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Contact: John N. Nichols
901-387-4300

VARSITY BRANDS, INC. MAILS PROXY STATEMENT
SEEKING STOCKHOLDER APROVAL FOR MERGER;
COMMENCES TENDER OFFER
AND CONSENT SOLICITATION
FOR 10 1/2% SENIOR NOTES DUE 2007

        MEMPHIS, Tennessee, August 13, 2003—Varsity Brands, Inc. (AMEX: VBR) announced that it is mailing today a Proxy Statement to all holders of record of Varsity Brand's common stock as of August 4, 2003, in connection with a special meeting of stockholders of Varsity Brands, Inc. (the "Company") to be held on September 15, 2003 in New York City for the purpose of approving the proposed merger pursuant to which the Company would be acquired by a wholly-owned subsidiary of an affiliate of Leonard Green & Partners, L.P. together with members of the Company's Senior Management.

        The Company also announced that it has commenced a cash tender offer for all of its outstanding 10 1/2% Senior Notes due 2007 (the "Securities"). Under the terms of the tender offer, which commenced today, the Company will purchase outstanding Securities at a purchase price of $1,037.50 per $1,000 principal amount at maturity. The purchase price payment includes a consent fee paid only for Securities validly tendered prior to a "consent payment deadline", which is expected to be 5:00 P.M., New York City time, on August 26, 2003, unless extended. The consent fee will be an amount equal to .25% of the principal amount of the Securities that are validly tendered by the consent payment deadline.

        In connection with the offer, the Company is also seeking consents to certain proposed amendments to the Indenture under which the Securities were issued.

        The offer will expire at 5:00 p.m., New York City time, on September 12, 2003, unless extended or earlier terminated. Payment for tendered Securities will be made in same day funds on the first business day following expiration of the offer, or as soon thereafter as practicable.

        Jefferies & Company, Inc. will act as Dealer Manager and Information Agent for the offer. The Depositary is HSBC Bank USA.

        This press release is neither an offer to purchase nor a solicitation of an offer to sell the Securities. The offer is made only by the Offer to Purchase and Consent Solicitation Statement dated August 12, 2003. Persons with questions regarding the offer should contact the Dealer Manager and Information Agent at (800) 933-6656.

        The Company's obligation to purchase tendered Securities is conditioned upon, among other things, the consummation of the merger between the Company and VB Merger Corporation, a wholly owned subsidiary of VBR Holding Corporation, pursuant to an Agreement and Plan of Merger by and among the Company, VB Merger Corporation and VBR Holding Corporation, dated April 21, 2003. VB Merger Corporation and VBR Holding Corporation were formed by Green Equity Investors IV, L.P., a private investment fund formed by Leonard Green & Partners for the purpose of acquiring majority ownership of the Company.

        Varsity Brands, Inc. is a leading provider of goods and services to the school spirit industry. The Company designs, markets and manufactures cheerleading and dance team uniforms and accessories, as well as dance and recital apparel for the studio dance market; operates cheerleading and dance team instruction camps throughout the United States; produces nationally televised cheerleading and dance team championships and other special events; and operates studio dance competitions and conventions. The Company markets its proprietary products and services to schools, recreational organizations, coaches and participants in the extra-curricular market using its own nationwide sales force, as well as websites that are targeted to specific audiences and specific activities.

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are those which use words such as "believe," "expect," "anticipate," "intend," "plan," "may," "will," "should," "estimate," "continue" or other comparable expressions. These words indicate future events and trends. The forward-looking statements in this press release include, without limitation, the statements about the Company's plans, strategies and prospects. Forward-looking statements are the Company's current views with respect to future events and financial performance. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements made in this press release are set forth in each of the Company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. It is advisable not to place undue reliance on the Company's forward-looking statements.

        The Proxy Statement contains information about the Company, Leonard Green & Partners, the proposed merger and related matters. Stockholders are urged to read the Proxy Statement carefully, as it contains important information that stockholders should consider before making a decision about the merger. In addition to receiving the Proxy Statement from the Company in the mail, stockholders are also able to obtain the Proxy Statement, as well as other filings containing information about the Company, without charge, at the Securities and Exchange Commission's web site (HTTP://WWW.SEC.GOV). Stockholders may also obtain copies of these documents without charge by requesting them in writing from Varsity Brands, Inc. 6745 Lenox Center Court, Suite 300, Memphis, Tennessee 38115, Attention: Chief Financial Officer, or by telephone at (901) 387-4300. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the proposed merger. Information regarding any interests that Varsity's executive officers and directors may have in the transaction are set forth in the Proxy Statement.